Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated September 4, 2008 and October 9, 2007, on our audits of the consolidated financial statements of ZBB Energy Corporation as of June 30, 2008 and 2007 and for the years ended June 30, 2008, 2007 and 2006, which reports appear in the Company's Annual Report on Form 10-KSB for the years ended June 30, 2008 and 2007, respectively.

We also consent to the reference to us under the caption “Experts" in the Prospectus.

 /s/ PKF

 Certified Public Accountants

 A Professional Corporation

 New York, New York

 March 26, 2009